UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2016

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

The information in Item 8.01 is incorporated into this Item 3.02.

Item 8.01   Other Events.

On March 18, 2016, Whiting Petroleum Corporation (the “Company”) entered into separate privately negotiated exchange agreements (the “Exchange Agreements”) under which it will exchange $476.7 million aggregate principal amount of its unsecured notes for the same aggregate principal amount of new unsecured convertible notes, which if fully converted would convert into an aggregate of 41.8 million shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to certain adjustments.

The Company entered into Exchange Agreements with certain holders of its 6.5% Senior Subordinated Notes due 2018 (the “2018 Outstanding Notes”), 5.0% Senior Notes due 2019 (the “2019 Outstanding Notes”), its 5.75% Senior Notes due 2021 (the “2021 Outstanding Notes”) and its 6.25% Senior Notes due 2023 (the “2023 Outstanding Notes” and, together with the 2018 Outstanding Notes, the 2019 Outstanding Notes and the 2021 Outstanding Notes, the “Outstanding Notes”). Pursuant to the Exchange Agreements, the Company will, in private placements in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, (the “Exchange Transactions”), exchange $48.7 million aggregate principal amount of the 2018 Outstanding Notes, $96.8 million aggregate principal amount of the 2019 Outstanding Notes, $152.5 million aggregate principal amount of the 2021 Outstanding Notes and $178.7 million aggregate principal amount of the 2023 Outstanding Notes for $48.7 million aggregate principal amount of its new 6.5% Convertible Senior Subordinated Notes due 2018 (the “2018 Convertible Notes”), $96.8 million aggregate principal amount of its new 5.0% Convertible Senior Notes due 2019 (the “2019 Convertible Notes”), $152.5 million aggregate principal amount of its new 5.75% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”) and $178.7 million aggregate principal amount of its new 6.25% Convertible Senior Notes due 2023 (the “2023 Convertible Notes” and, together with the 2018 Convertible Notes, the 2019 Convertible Notes and the 2021 Convertible Notes, the “New Convertible Notes”).

The Company expects that the Exchange Transactions will close on March 23, 2016, subject to customary closing conditions.

The New Convertible Notes will be convertible, at the option of the holders, into shares of Common Stock at any time from the date of issuance up until the close of business on the earlier of (i) the fifth business day following the date of a mandatory conversion notice, (ii) with respect to a New Convertible Note called for redemption, the business day immediately preceding the redemption date or (iii) the business day immediately preceding the maturity date. In addition, if a holder exercises its right to convert on or prior to the six month anniversary of the issuance of the New Convertible Notes, such holder will receive an early conversion payment in an amount equal to the amount of 18 months of interest payable on the applicable series of New Convertible Notes. If a holder exercises its right to convert after the six month anniversary of the issuance of the New Convertible Notes but on or prior to the twelve month anniversary of the issuance of such New Convertible Notes, such holder will receive an early conversion payment in an amount equal to 12 months of interest payable on the applicable series of converted New Convertible Notes. If a holder exercises its right to convert after the 12 month anniversary of the issuance of the New Convertible Notes but on or prior to the 18 month anniversary of the issuance of such New Convertible Notes, such holder will receive an early conversion payment in an amount equal to 6 months of interest payable on the applicable series of converted New Convertible Notes.

The initial conversion rate for the (i) 2018 Convertible Notes, 2021 Convertible Notes and 2023 Convertible Notes will be 86.9565 common shares per $1,000 principal amount (representing an initial conversion price of $11.50 per share) and (ii) 2019 Convertible Notes will be 90.9091 common shares per $1,000 principal amount (representing an initial conversion price of $11.00 per share). Each initial conversion rate is subject to certain customary adjustments.

Subject to compliance with certain conditions, the Company has the right to mandatorily convert the New Convertible Notes, in whole or in part, if the volume weighted average price, or VWAP (as defined in the applicable indentures governing the New Convertible Notes) of the Common Stock exceeds 89.13% of the applicable conversion price of the 2018 Convertible Notes, 2021 Convertible Notes and 2023 Convertible Notes (representing an initial mandatory conversion trigger price of $10.25 per share) and 93.18% of the applicable conversion price of the 2019 Convertible Notes (representing an initial mandatory conversion trigger price of $10.25 per share) for at least 20 trading days during the 30 consecutive trading day period. No early conversion payment will be made upon a mandatory conversion.

Each of the New Convertible Notes will be guaranteed by the same guarantors that guarantee the Outstanding Notes. The redemption provisions and covenants applicable to each series of New Convertible Notes will be substantially identical to the redemption provisions and covenants applicable to the corresponding series of Outstanding Notes.

On March 18, 2015, the Company issued a press release announcing Exchange Transactions relating to $429.7 million aggregate principal amount of Outstanding Notes for New Convertible Notes, a copy of which is filed as Exhibit 99.1, incorporated by reference herein and filed pursuant to Rule 135c under the Securities Act. After such press release was issued, the Company entered into Exchange Agreements relating to an exchange of an additional $47.0 million aggregate principal amount of Outstanding Notes for New Convertible Notes.

Item 9.01   Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits:

(99.1)        Press release issued by Whiting Petroleum Corporation, dated as of March 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: March 18, 2016	By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

WHITING PETROLEUM CORPORATION

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(99.1)	Press release issued by Whiting Petroleum Corporation, dated as of March 18, 2016.